FORM OF

EXPENSE LIMITATION/REIMBURSEMENT AGREEMENT

THIS AGREEMENT is entered into as of the ____ of __________, 2011, by and between EQUINOX FUND MANAGEMENT, LLC (the “Adviser”) and EQUINOX FUNDS TRUST (the “Trust”), on behalf of each of the series of the Trust set forth on Schedule A to this Agreement (each a “Fund,” and collectively, the “Funds”).

WHEREAS, the Adviser desires to contractually agree to reduce its advisory fee and/or reimburse certain of the Funds’ operating expenses to ensure that a Fund’s total operating expenses, excluding taxes, interest, extraordinary items, brokerage commissions, and “class-specific fees and expenses” (defined below), do not exceed the levels described below.  Class-specific fees and expenses are distribution expenses, transfer agency expenses, expenses of preparation, printing and mailing, prospectuses, statements of additional information, proxy statements and reports to shareholders, and organizational expenses and registration fees, identified as belonging to a particular class of the Trust.

NOW, THEREFORE, the parties agree as follows:

Fee Reduction/Reimbursement.  The Adviser agrees that from the commencement of the operations of each Fund through [____], it will reduce its compensation and/or reimburse certain expenses for a Fund, to the extent necessary to ensure that such Fund’s total operating expenses, excluding taxes, any class-specific fees and expenses, interest, extraordinary items, “Acquired Fund fees and expenses” (as defined in Form N-1A) and brokerage commissions, do not exceed, [____]% (on an annual basis) of such Fund’s average daily net assets.

Fee Recovery. The Adviser shall be entitled to recover, subject to approval by the Board of Trustees of the Trust, which shall not be unreasonably withheld, such amounts for a period of up to three (3) years from the year in which the Adviser reduced its compensation and/or assumed expenses for a Fund.

Term. This Agreement shall terminate on [____] or at an earlier date upon the discretion of the Board of Trustees of the Trust upon 60 days written notice to the Adviser, unless extended, terminated, modified or revised by the mutual agreement of the parties, as provided for in writing.

Executed as of the date first set forth above.

EQUINOX FUND MANAGEMENT, LLC

By:

_____________________________

Name:

Robert J. Enck

Title:

President & CEO

EQUINOX FUNDS TRUST, on behalf of each Fund

By:

_____________________________

Name:

Robert J. Enck

Title:

President

Schedule A

Dated [______], 2011

To The

Expense Limitation/Reimbursement Agreement

Dated [______], 2011

Between

Equinox Funds Trust And Equinox Funds Management, LLC

Funds

Equinox Abraham Strategy Fund

Equinox Cantab Strategy Fund

Equinox Chesapeake Strategy Fund

Equinox Crabel Two Plus Strategy Fund

Equinox Eclipse Strategy Fund

Equinox John Locke Strategy Fund

Equinox Mesirow Strategy Fund

Equinox QCM Strategy Fund

Equinox QIM/WNTN Strategy Fund

Equinox Tiverton Strategy Fund